AMENDED SCHEDULE A

TO THE OLD MUTUAL ADVISOR FUNDS II

DISTRIBUTION PLAN

(CLASS A SHARES)

AS AMENDED APRIL 25, 2008

Name of Fund	Date Added

Equity Funds
Old Mutual Analytic U.S. Long/Short Fund	10/29/01
Old Mutual Barrow Hanley Value Fund	10/29/01
Old Mutual Columbus Circle Technology & Communications Fund	01/25/01
Old Mutual Emerging Growth Fund	01/25/01
Old Mutual Focused Fund	01/25/01
Old Mutual Growth Fund	01/25/01
Old Mutual Heitman REIT Fund	10/29/01
Old Mutual Large Cap Growth Fund	01/25/01
Old Mutual Mid-Cap Fund	01/25/01
Old Mutual Select Growth Fund	01/25/01
Old Mutual Small Cap Fund	01/25/01
Old Mutual Strategic Small Company Fund	01/25/01
Old Mutual TS&W Small Cap Value Fund	05/06/03

Fixed-Income Funds
Old Mutual Cash Reserves Fund	05/09/07
Old Mutual Dwight Intermediate Fixed Income Fund	07/14/03
Old Mutual Dwight Short Term Fixed Income Fund	10/29/01